Exhibit 8.1
List of main subsidiaries

Legal Entity	Country of Incorporation

Subsidiaries of ASML Holding NV1:
ASML Belgium BV	Belgium (Antwerp)
Hermes Microvision Co., Ltd. (Beijing)	China (Beijing)
ASML (Shanghai) Electrical Equipment Co. Ltd.	China (Shanghai)
ASML (Beijing) Equipment Repair Company Limited	China (Beijing)
ASML (Shanghai) Lithography Facilities Science and Technology Co. Ltd.	China (Shanghai)
Cymer Semiconductor Equipment (Shanghai) Co. Ltd.	China (Shanghai)
Hermes Microvision (Shanghai) Co., Ltd	China (Shanghai)
Brion Technologies (Shenzhen) Co. Ltd.	China (Shenzhen)
ASML France S.a.r.l.	France (Crolles)
ASML Verwaltungs GmbH i.l.	Germany (Berlin)
ASML Berlin GmbH (formerly Berliner Glas GmbH)	Germany (Berlin)
ASML Germany GmbH	Germany (Dresden)
ASML Participations Germany GmbH	Germany (Dresden)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Ireland Ltd.	Ireland (Dublin)
ASML Israel (2001) Ltd.	Israel (Kiryat Gat)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Japan Co. Ltd.	Japan (Tokyo)
Cymer Japan, Inc.	Japan (Tokyo)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Georgetown, Pulau Pinang)
Cymer BV	Netherlands (Veldhoven)
ASML Netherlands BV	Netherlands (Veldhoven)
ASML Trading BV	Netherlands (Veldhoven)
Hermes Microvision Incorporated BV	Netherlands (Veldhoven)
ASML Singapore Pte. Ltd.	Singapore
Cymer Singapore Pte Ltd.	Singapore
ASML Korea Co. Ltd.	South Korea (Gyeonggi-Do)
ASML Repair Center Korea Ltd.	South Korea (Gyeonggi-Do)
Cymer Korea Inc.	South Korea (Gyeonggi-Do)
ASML Taiwan Ltd.	Taiwan (Hsinchu City)
ASML Technology Taiwan Ltd.	Taiwan (Hsinchu City)
Cymer Southeast Asia Ltd.	Taiwan (Hsinchu City)
ASML (UK) Ltd.	UK (Edinburgh (Scotland))
Cymer, LLC	US (Carson City, Nevada)
EO Technical Solutions LLC	US (Vancouver, Washington)
ASML US, LLC	US (Wilmington, Delaware)
ASML US, LP	US (Wilmington, Delaware)

1. All of our subsidiaries are (directly or indirectly) wholly-owned.